Exhibit 99.1

Contact:

 Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
716-689-5550
karen.howard@cmworks.com

Columbus McKinnon Appoints
Two New Directors to the Board

AMHERST, N.Y. – October 22, 2008 – Columbus McKinnon Corporation (NASDAQ: CMCO) a leading designer, manufacturer and marketer of material handling products, announced today that it has named Christian Ragot, President and Chief Executive Officer of FreightCar America, Inc. (NASDAQ: RAIL), and Liam McCarthy, President and Chief Operating Officer of Molex Incorporated (NASDAQ: MOLX), to its Board of Directors effective November 10, 2008.

The appointments of Ragot and McCarthy will increase Columbus McKinnon’s Board to a total of nine members.

“Chris and Liam are outstanding additions to our Board, and we will benefit greatly from their years of industrial and international business experience,” said Board Chairman Ernest R. Verebelyi.  “Their appointments will further strengthen the skill set of our Board, as Columbus McKinnon continues to execute its growth strategy and expands globally."

Ragot joined Chicago-based FreightCar America as Chief Operating Officer in 2007, and later that year was appointed to serve as President, CEO and a Director of the company.  Previously, Ragot served for seven years in a number of executive positions with Westport, CT-based Terex Corporation (NYSE: TEX), including Group President of Terex Utilities, Roadbuilding & Advance Mixers.  Ragot also held senior management positions at Ingersoll-Rand Company (NYSE: IR), including time spent in various distribution, sales and marketing positions as well as Vice President and General Manager of its European Operations based in Paris, France.  He earned a B.S. from Embry Riddle Aeronautical University and an M.S. from The Johns Hopkins University.

McCarthy began his career with Molex in Ireland in 1976, in cost and management accounting.  Prior to becoming President and COO of Molex Inc. in 2005, he served as Vice President of Operations for Europe, President of the Americas Region Data Communications Division, and as a senior executive in a variety of international leadership positions, including in Singapore and other areas of the Asia-Pacific region.  McCarthy earned his Business and Commerce Degree from University College Dublin (UCD) and his MBA from Henley Management College (accredited by Brunel University) in the United Kingdom.

- more -

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, and involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes in accounting regulations and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

###